Exhibit 99.1

The Empire District Electric Company First Quarter 2013 Earnings Report and Declaration of Dividend

JOPLIN, Mo.--(BUSINESS WIRE)--April 25, 2013--At the Board of Directors meeting of The Empire District Electric Company (NYSE:EDE) held today, the Directors declared a quarterly dividend of $0.25 per share on common stock payable June 17, 2013, to holders of record as of June 3, 2013. The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2013.

Highlights

  The Company reported consolidated earnings for the first quarter of 2013 of $12.6 million, or $0.30 per share, compared to same quarter 2012 earnings of $9.8 million, or $0.23 per share. Earnings for the twelve months ended March 31, 2013 were $58.5 million, or $1.38 per share, compared to earnings of $52.9 million, or $1.26 per share, for the 2012 twelve month period.
  Weather was the primary driver of increased revenue and margin in the electric and gas segments during the first quarter of 2013. A return to near-normal winter weather (compared to record warm weather in the first quarter of 2012), resulted in a 10% increase in kilowatt hour sales quarter over quarter. The additional sales from the colder weather added an estimated $9.3 million to electric margin for the quarter. Partially offsetting the positive impact of weather was a pre-tax write off of $2.4 million related to a construction prudency disallowance for Iatan 2. This non-recurring, one-time charge resulted from a March 6, 2013 order from the Missouri Public Service Commission (MPSC) approving a settlement agreement related to the Company’s request filed July 6, 2012 to increase electric rates for Missouri customers. The rate case settlement also included an additional non-recurring, one-time $1.2 million charge for the regulatory reversal of a prior period gain related to the sale of our Asbury Unit Train. This change is included in operating and maintenance expenses, which also increased quarter over quarter. These higher costs were somewhat offset by lower interest rates and increased Allowance for Funds Used During Construction (AFUDC).
  On April 1, 2013, the Company implemented increased rates for its Missouri electric customers pursuant to the MPSC order mentioned above. The increase was equivalent to an estimated $27.5 million of additional annual revenue.
  Our full-year earnings guidance range of $1.26 to $1.43 per share, provided by the Company in February 2013, remains unchanged.

First Quarter Results

Electric segment revenue and gross margin (electric revenue less fuel and purchased power costs) both increased approximately $9.0 million during the first quarter of 2013 compared to the 2012 quarter. Increased demand resulting from the colder first quarter 2013 weather compared to the 2012 quarter drove a 10% increase in kilowatt hour sales and a corresponding increase in electric operating revenues of approximately $9.3 million. Higher average customer counts and other miscellaneous revenues also positively impacted electric revenues and margin during the quarter.

Gas segment gross margin (gas revenues less cost of gas sold and transported) was also positively impacted by colder first quarter 2013 weather, increasing $1.5 million when compared to the 2012 quarter.

Electric segment operating expenses increased approximately $3.8 million during the first quarter of 2013 compared to the 2012 quarter, reflecting the regulatory reversal mentioned previously, as well as increases in transmission, employee health and welfare, labor, and uncollectable customer accounts expenses. These increased expenses were partially offset by decreases in professional services and line of credit fees. Electric segment maintenance expenses were relatively unchanged compared to the 2012 quarter. As previously mentioned, the $2.4 million write off resulting from the settlement of our Missouri rate proceeding negatively impacted earnings for the quarter. Depreciation expense increased approximately $1.2 million during the quarter primarily due to increased levels of plant in service. Other income and deductions were higher by $0.8 million during the quarter, reflecting increases in the Allowance for Funds Used During Construction (AFUDC) and interest income. Interest expense decreased approximately $0.9 million during the 2013 quarter, due primarily to a decrease in long-term debt interest expense resulting from the refinancing of debt at more favorable interest rates.

Consolidated net income improved approximately $2.8 million during the 2013 quarter as compared to the 2012 quarter.

Twelve Month Ended Results

Electric segment gross margin increased approximately $16.4 million during the twelve-month ended March 31, 2013 period. Positive drivers include a full twelve months of increased Missouri electric rates that were effective June 2011, a 2012 third quarter change in the estimate for unbilled revenue, and increased electric customer counts. Both periods were impacted favorably by above average warm temperatures during the summer cooling months, however the colder 2013 first quarter weather resulted in a small favorable margin impact in the 2013 period.

Gas segment gross margin increased approximately $0.9 million during the 2013 period on increased gas segment revenues of approximately $3.5 million.

Electric segment operating expenses increased $9.1 million during the 2013 twelve month period, impacted similarly by the regulatory reversal and the other operating expense items cited in the quarterly discussion above. Electric segment maintenance expenses increased slightly year over year. The previously mentioned Iatan 2 disallowance also negatively impacted 2013 twelve month ended earnings. Depreciation expense increased approximately $0.5 million during the 2013 twelve month period. Other taxes were $1.4 million higher during the period, reflecting increased property tax expenses.

Other income and deductions increased earnings around $1.5 million. Reduced interest expense contributed approximately $2.8 million to 2013 twelve month ended earnings compared to the 2012 period.

Consolidated net income increased approximately $5.7 million in the 2013 twelve month ended period compared to the 2012 period.

Selected unaudited consolidated financial data for the quarters and twelve months ended March 31, 2013 and 2012 is presented in the following table.

(dollars in millions, except Per Share data)

	Three Months Ended			Twelve Months Ended
	March 31,			March 31,
	2013	2012	Change*	2013	2012	Change*
Electric Segment Revenues	$128.8	$119.7	$9.1	$519.7	$515.6	$4.1
Electric Fuel and Purchased Power	45.3	45.2	0.1	179.0	191.3	(12.3)
Electric Margin	83.5	74.5	9.0	340.7	324.3	16.4

Gas Revenues	20.5	15.7	4.8	44.7	41.1	3.6
Cost of Gas Sold and Transported	11.9	8.6	3.3	22.0	19.3	2.7
Gas Margin	8.6	7.1	1.5	22.7	21.8	0.9

Other Revenues	1.8	1.7	0.1	6.7	6.6	0.1
Gross Margin	93.9	83.3	10.6	370.1	352.7	17.4

Operating and Maintenance Expenses	37.1	33.1	4.0	141.5	132.2	9.3
Loss on Plant Disallowance	2.4	0.0	2.4	2.4	0.2	2.2
Depreciation and Amortization	16.1	14.9	1.2	61.6	61.1	0.5
Taxes	16.5	14.5	2.0	67.3	63.3	4.0
Interest Expense and Other, net	9.2	11.0	(1.8)	38.8	43.0	(4.2)
Net Income	$12.6	$9.8	$2.8	$58.5	$52.9	$5.6

Earnings Per Share	$0.30	$0.23	$0.07	$1.38	$1.26	$0.12

	Three Months Ended			Twelve Months Ended
	March 31,			March 31,
	2013	2012	Change*	2013	2012	Change*
Electric On-System kWh Sales (in millions):
Residential	571	476	20.0%	1,945	1,868	4.1%
Commercial/Industrial	600	580	3.4%	2,607	2,566	1.6%
Other	118	116	1.7%	480	488	(1.6%)
Total On-System Electric Sales	1,289	1,172	10.0%	5,032	4,922	2.2%

Retail Gas Sales (billion cubic feet):
Residential	1.34	0.96	38.8%	2.38	2.13	12.3%
Commercial/Industrial	.63	.48	35.1%	1.28	1.16	9.0%
Other	.02	.01	40.1%	.03	.03	11.2%
Total Retail Gas Sales	1.99	1.45	37.6%	3.69	3.32	11.1%

* Slight differences from actual results may occur due to rounding.

Reconciliation of Earnings Per Share

	Quarter Ended	Twelve Months Ended

Basic Earnings Per Share – March 31, 2012	$0.23	$1.26
Revenues
Electric segment	0.13	0.06
Gas segment	0.07	0.05
Other segment	0.00	0.00
Total Revenue	0.20	0.11

Electric fuel and purchased power	0.00	0.18
Cost of natural gas sold and transported	(0.05)	(0.04)
Gross Margin	0.15	0.25

Expenses
Operating	(0.06)	(0.15)
Maintenance and repairs	0.00	0.01
Loss on plant disallowance	(0.03)	(0.03)
Depreciation and amortization	(0.02)	(0.01)
Change in effective income tax rates	0.01	0.02
Other taxes	(0.01)	(0.02)
Other income and deductions	0.01	0.00
Interest charges	0.01	0.03
AFUDC	0.01	0.03
Dilutive effect of additional shares	0.00	(0.01)

Basic Earnings Per Share – March 31, 2013	$0.30	$1.38

The reconciliation of basic earnings per share (EPS) presented above compares the quarter and year ended March 31, 2013 versus March 31, 2012 and is a non-GAAP presentation. The economic substance behind our non-GAAP EPS measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

In addition, although a non-GAAP presentation, we believe the presentation of gross margin (reflected in the table above and elsewhere in this press release) is useful to investors and others in understanding and analyzing changes in our operating performance from one period to the next, and have included the analysis as a complement to the financial information we provide in accordance with GAAP. This reconciliation and margin information may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to EPS determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The dilutive effect of additional shares issued in this table reflects the impact of all shares issued in the respective periods presented.

Earnings Conference Call

Brad Beecher, President and CEO, will host a conference call Friday, April 26, 2013, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2013. To phone in to the conference call, parties in the United States should dial 1-800-762-8779, any time after 12:45 p.m. Eastern Time. The webcast presentation and accompanying presentation slides can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4614060#. The webcast presentation will be available for replay for one year from today’s date. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned, regulated utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 216,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, earnings, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Forms 10-K.

CONTACT:
The Empire District Electric Company
Media Communications:
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
Investor Relations:
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com